Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-227792

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 22, 2019

Preliminary Prospectus Supplement

(To Prospectus dated October 11, 2018)

$

    % Senior Notes due

We are offering $        aggregate principal amount of our     % senior notes due        (the “notes”).

Interest on the notes will be payable semi-annually in arrears on                  and                 of each year, commencing on                 , 2020. The notes may be redeemed, in whole or in part, at any time and from time to time on and or after                 , 2020, at the applicable redemption prices set forth herein under “Description of the Notes—Optional Redemption.”

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

We do not intend to apply for the listing of the notes on any securities exchange or to have the notes quoted on a quotation system.

The notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and beginning on page 22 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”) to read about factors you should consider before making a decision to invest in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Notes
	Per Note		Total
Price to public(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us(1)		%	$

(1)	Plus accrued interest, if any, from , 2019.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company (“DTC” or “Depositary”), for the benefit of its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”), on or about                 , 2019. See “Book-Entry; Delivery and Form.”

Joint Book-Running Managers

Barclays	Citizens Capital Markets	Credit Suisse	J.P. Morgan	Mizuho Securities

Prospectus Supplement dated                 , 2019

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, or any free writing prospectus that we prepare and distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date such statements were made. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

For investors outside of the United States, we have not done anything that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus supplement outside of the United States.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, dated October 11, 2018, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering of notes. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise stated in this prospectus supplement or accompanying prospectus or the context otherwise requires, the terms “CFG,” “Citizens,” “we,” “us,” and “our” refer to Citizens Financial Group, Inc. together with its consolidated subsidiaries.

PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC (as

S-ii

amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus, before you decide to invest in the notes.

Citizens Financial Group, Inc.

We are one of the nation’s oldest and largest financial institutions, with $162.7 billion in assets as of June 30, 2019. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. We help our customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 2,900 ATMs and approximately 1,100 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products and asset finance.

Citizens is a bank holding company which was incorporated under Delaware state law in 1984 whose primary federal regulator is the Board of Governors of the Federal Reserve System (“FRB”). Prior to January 2, 2019, our primary subsidiaries were Citizens Bank, N.A. (“CBNA”), a national banking association whose primary federal regulator is the Office of the Comptroller of the Currency (“OCC”), and Citizens Bank of Pennsylvania (“CBPA”), a Pennsylvania-chartered savings bank regulated by the Department of Banking of the Commonwealth of Pennsylvania and supervised by the Federal Deposit Insurance Corporation (the “FDIC”) as its primary federal regulator. On July 3, 2018, CFG received regulatory approval from the OCC to consolidate its banking subsidiaries via a merger of CBPA into CBNA. CFG completed the merger on January 2, 2019. CBNA is now Citizens’ primary subsidiary.

For a description of our business, financial condition, results of operations and other important information regarding CFG, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Our principal executive offices are located at Citizens Financial Group, Inc. One Citizens Plaza, Providence, RI, 02903 and our telephone number is (401) 456-7000.

Recent Developments

On July 19, 2019, we announced our preliminary financial results for the quarter ended June 30, 2019. Such financial results are included in our Current Report on Form 8-K filed with the SEC on July 22, 2019 (the “Q2 Form 8-K”) and are incorporated by reference in this prospectus supplement. The financial results included in the Q2 Form 8-K are preliminary and may change as a result of the completion of our financial closing procedures or any adjustments that may result from the completion of the review of our consolidated financial statements. Accordingly, these preliminary unaudited results may materially differ from the actual results that will be reflected in our consolidated financial statements for the quarter ended June 30, 2019, when they are completed and publicly filed with the SEC on our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The Q2 Form 8-K should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and the notes thereto in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the three months ended March 31, 2019, each incorporated by reference in this prospectus supplement.

THE OFFERING

Issuer	Citizens Financial Group, Inc.

Notes offered	$ aggregate principal amount of senior notes due .

Maturity date	, .

Interest rate	Interest on the notes will accrue at a rate of % per year.

Day count convention	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest payment dates	Interest on the notes will be payable semi-annually in arrears on and of each year, commencing on , 2020.

Ranking	The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. All of our secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries. As of March 31, 2019, CBNA had total deposits, debt and other liabilities of approximately $140.4 billion, all of which would be structurally senior to the notes.

Repurchase at option of holders	The notes are not redeemable at the option of the holders at any time.

Optional redemption	The notes may be redeemed by us, at our option, in whole or in part, at any time or from time to time on or after , 2020 and prior to , (the date that is days prior to the scheduled maturity date of the notes) (the “par call date”), at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus a “make-whole” premium plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. At any time or from time to time on or after the par call date, we may redeem the notes in whole or in part by paying the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Further issuances

We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes issued in this offering and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes issued in this offering. Any further notes issued as part of a single series with the notes issued in this offering will have a separate CUSIP number unless such further notes are fungible with the notes issued in this offering for tax and securities law purposes.

Use of proceeds	The net proceeds to us from the sale of the notes, after deduction of the discount and estimated offering expenses payable by us, are anticipated to be approximately $ million. We intend to use the net proceeds from the sale of the notes for general corporate purposes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon

Governing law	New York

Form and denominations	The notes will be issued in registered form in a minimum denomination of $2,000 and authorized denominations of any integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global securities deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee.

No listing	We do not intend to apply for the listing of the notes on any securities exchange or to have the notes quoted on a quotation system.

Conflict of Interest	Because Citizens Capital Markets, Inc., an underwriter for this offering, is our wholly-owned subsidiary, a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens Capital Markets, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

CUSIP/ISIN

Risk factors	Investing in the notes involves risks. You should consider carefully all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should consider carefully the risk factors described in “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 22 of our 2018 Form 10-K and incorporated by reference herein before purchasing any notes.

RISK FACTORS

An investment in notes involves risks. This prospectus supplement does not describe all of these risks. You should carefully consider the risks described below and the risks described in Item 1A, “Risk Factors in our 2018 Form 10-K, as updated in subsequently filed reports with the SEC, which risk factors and subsequently filed reports are incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

Risks Related to the Notes

Our results of operations and our ability to pay principal and interest on the notes depends upon the results of operations of our subsidiaries.

Citizens Financial Group, Inc. is a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to pay principal and interest on the notes is dividends from CBNA. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from CBNA to us may require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiary, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if CBNA were to pay dividends. The FRB and OCC have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if CBNA becomes “under-capitalized” for purposes of the “prompt corrective action” regulations of the OCC, or if it fails to satisfy the “buffer” requirements in the OCC’s regulatory capital rules.

The notes will be structurally subordinated to the obligations of our subsidiaries, which are not guarantors of the notes.

Because we are a non-operating holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary during that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are a creditor with recognized claims against the subsidiary. In addition, any extensions of credit from us to CBNA that are included in CBNA’s capital would be subordinate in right of payment to depositors and to certain other indebtedness of CBNA. Claims from creditors (other than us) against CBNA may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. The notes are not obligations of our subsidiaries or guaranteed by our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. The indenture relating to the notes does not limit the ability of our subsidiaries to issue or incur additional debt. As of March 31, 2019, CBNA had total deposits, debt and other liabilities of approximately $140.4 billion, all of which would be structurally senior to the notes.

The notes will be effectively subordinated to any of our future secured indebtedness.

The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness. As of March 31, 2019, Citizens Financial Group, Inc. had no outstanding secured indebtedness.

The indenture relating to the notes will not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued will not place any limitation on the amount of secured or unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as an investor in the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value, if any, of your notes, and a risk that the credit rating of the notes is lowered or withdrawn.

The indenture relating to the notes contains no financial covenants and does not contain a provision that would provide protection against a dramatic decline in credit quality.

The indenture relating to the notes contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities. In addition, the indenture does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not necessarily reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Changes in our credit ratings may affect the value of the notes.

There is no assurance that a rating will remain for any given period of time or that a rating will not be suspended, lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating assigned to the notes or to us is subsequently suspended, lowered or withdrawn for any reason, the market value of the notes is likely to be adversely affected.

There may not be any trading market for the notes.

There is currently no secondary market for the notes and we cannot assure you that one will develop. Even if a market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all.

Some or all of the underwriters have advised us that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice.

Any trading market for, and trading value of, the notes may be affected by a number of factors. These factors include, but are not limited to:

•	our financial performance;

•	the level of liquidity of the notes;

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	any redemption features of the notes;

•	the market for similar securities; and

•	the level, direction and volatility of market interest rates generally.

As a result of these factors, you may not be able to sell your notes at a price you believe is appropriate or that is at least equal to the price you paid for the notes or the principal amount of the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free-writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date they are made, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events after the date of this prospectus supplement, except as may be required by law. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•

Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•

Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in this prospectus supplement and in our 2018 Form 10-K, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes, after deduction of the discount and estimated offering expenses payable by us, are anticipated to be approximately $        million. We intend to use the net proceeds for general corporate purposes, which may include securities repurchase programs, capital expenditures, working capital, repayment or reduction of long-term and short-term debt, redemption of outstanding long-term debt, short-term debt and preferred equity securities, and the financing of acquisitions. We have not identified the amounts we will spend on any specific purpose. Accordingly, we will retain broad discretion over the use of the net proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2019: on an actual basis and as adjusted to give effect to this offering and application of the net proceeds received therefrom as set forth under “Use of Proceeds.” This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, incorporated by reference in this prospectus supplement.

	As of March 31, 2019
	Actual	As Adjusted
	(in millions)	(in millions)
Debt:
Short-term borrowed funds:
Federal funds purchased	$375	$
Securities sold under agreements to repurchase	293
Other short-term borrowed funds (1)	11

Total short-term borrowed funds	$679	$

Long-term borrowed funds:
Citizens Financial Group, Inc.
2.375% fixed-rate senior unsecured debt, due July 2021	$349	$
4.150% fixed-rate subordinated debt, due September 2022	348
3.750% fixed-rate subordinated debt, due July 2024	250
4.023% fixed-rate subordinated debt, due October 2024	42
4.350% fixed-rate subordinated debt, due August 2025	249
4.300% fixed-rate subordinated debt, due December 2025	750
Notes offered hereby	—

	$1,988	$
Banking Subsidiaries
2.450% senior unsecured notes, due December 2019 (2)	$745	$
2.250% senior unsecured notes, due March 2020 (2)	694
3.155% floating-rate senior unsecured notes, due March 2020 (2)(3)	300
3.216% floating-rate senior unsecured notes, due May 2020 (2)(3)	250
2.200% senior unsecured notes, due May 2020 (2)	499
2.250% senior unsecured notes, due October 2020 (2)	742
2.550% senior unsecured notes, due May 2021 (2)	973
3.250% senior unsecured notes, due February 2022 (2)	702
3.413% floating-rate senior unsecured notes, due February 2022 (2)(3)	299
3.456% floating-rate senior unsecured notes, due May 2022 (2)(3)	249
2.650% senior unsecured notes, due May 2022 (2)	492
3.700% senior unsecured notes, due March 2023 (2)	508
3.551% floating-rate senior unsecured notes, due March 2023 (2)(3)	249
3.750% senior unsecured notes, due February 2026 (2)	506
Federal Home Loan Bank advances, 2.787% weighted average rate, due through 2038	2,508
Other	21

	$9,737	$

Total long-term borrowed funds (1)	$11,725	$

Total debt	$12,404	$

	As of March 31, 2019
	Actual	As Adjusted
	(in millions)	(in millions)
Stockholders’ equity:
Series A Preferred Stock, $1,000 Liquidation Preference per share; 250,000 shares outstanding actual and as adjusted	$247	$
Series B Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted	296
Series C Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted	297
Series D Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted	292
Common Stock, $0.01 par value per share	6
Additional paid-in capital	18,847
Retained earnings	5,672
Treasury stock	(3,333)
Accumulated other comprehensive loss	(793)

Total stockholders’ equity	$21,531	$

Total capitalization	$33,935	$

(1)	Beginning in the first quarter of 2019, borrowed funds balances are classified based on original maturity.
(2)	Issued under CBNA’s Global Bank Notes Program.
(3)	Rate disclosed reflects the floating rate as of March 31, 2019.

DESCRIPTION OF THE NOTES

This prospectus supplement summarizes specific terms and provisions of the notes. The following summary of the terms and provisions of the notes does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Indenture, including the definitions therein of certain terms. As used in this “Description of the Notes,” references to the “Company,” “we,” “us,” “our” and “CFG” refer to Citizens Financial Group, Inc. and not its subsidiaries.

General

The notes are to be issued under a senior indenture dated October 28, 2015, as supplemented by a third supplemental indenture dated as of                 , 2019 (as so supplemented, the “Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). The notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York. The Bank of New York Mellon also will act as Paying Agent and Security Registrar for the notes. Under the Indenture, we may offer, from time to time, series of senior notes under the Indenture (the “Debt Securities”).

Except as set forth below, the notes will be issued in fully registered global form in the name of the nominee of DTC, in a minimum denomination of $2,000 and authorized denominations of any integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

Ranking

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will effectively be subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

Payment of Principal and Interest

Payment of the full principal amount of the notes will be due on                  ,    .

Interest on the notes will be payable semi-annually on                  and                 of each year commencing on                 , 2020 (each an “Interest Payment Date”) at a rate equal to     %. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payable on each Interest Payment Date will include interest accrued from and including                 , 2019, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, to but excluding the next Interest Payment Date.

Interest payable prior to maturity will be payable to the persons in whose names the notes are registered at the close of business on the 15th day preceding the applicable Interest Payment Date with respect to such Interest Payment Date. The interest payment at maturity will include interest accrued to but excluding the maturity date and will be payable to the persons to whom principal is payable.

If an Interest Payment Date, redemption date, or maturity date of the notes is not a Business Day, we will make the interest payment on the next succeeding Business Day, but interest on that interest payment will not accrue or be payable as a result of such delay in payment. “Business Day” means any day that is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law to close.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes issued in this offering and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes issued in this offering. Any further notes issued as part of a single series with the notes issued in this offering will have a separate CUSIP number unless such further notes are fungible with the notes issued in this offering for tax and securities law purposes.

No Additional Amounts

In the event that any payment on the notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the notes for non-U.S. holders, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.”

Optional Redemption

We may redeem the notes at our option, in whole or in part, at any time or from time to time on or after                 , 2020 and prior to                 ,    (the date that is                days prior to the scheduled maturity date of the notes) (the “par call date”), at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments determined as provided below.

In determining the present values of the remaining scheduled payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus     % (                basis points). Notwithstanding the foregoing, installments of interest on notes that are due and payable on Interest Payment Dates falling on or prior to the relevant redemption date will be payable to the holders of such notes registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

We may redeem the notes at our option, in whole or in part, at any time or from time to time on or after the par call date, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, (i) the arithmetic average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than five such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Independent Investment Banker” means, with respect to any redemption date for the notes, one of the Reference Treasury Dealers selected by us or, if such firms or any such successors, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.

“Reference Treasury Dealers” means, with respect to any redemption date for the notes, (1) Barclays Capital Inc. (or its successor) or any of its affiliates that is a Primary Treasury Dealer, (2) Credit Suisse Securities (USA) LLC (or its successor) or any of its affiliates that is a Primary Treasury Dealer, (3) J.P. Morgan Securities LLC (or its successor) or any of its affiliates that is a Primary Treasury Dealer, (4) Mizuho Securities USA LLC (or its successor) or any of its affiliates that is a Primary Treasury Dealer, and (5) any other Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or (2) if the release referred to in clause (1) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. We will calculate the Treasury Rate on the third business day preceding the redemption date.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to (w) each holder of notes to be redeemed at such holder’s registered address, (x) to the Trustee, (y) to the Security Registrar to forward to each holder of notes to be redeemed at such holder’s registered address, or (z) otherwise in accordance with the procedures of DTC. If less than all the notes are to be redeemed at our option, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes held by DTC, the Trustee will select the notes (or portions thereof) to be redeemed by lot. The Trustee shall have no duty to calculate or verify the calculation of the redemption price.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

Restriction on Disposition of Voting Stock of Certain Subsidiaries

Under the Indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of any shares of voting stock of any principal subsidiary bank or any securities convertible into or rights to subscribe to such voting stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of voting stock of each such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in voting stock of any principal subsidiary bank unless such principal subsidiary bank, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of principal and interest on the notes.

The Indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 20% or more of our consolidated assets. As of June 30, 2019, CBNA is a subsidiary bank that is a principal subsidiary bank under the Indenture. The Indenture defines “voting stock” as the stock of a corporation or other entity of the class or classes having general voting power in an election of the board of directors, managers or trustees of such corporation or other entity (irrespective of whether, at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency); provided, however, that preferred stock with customary voting rights upon the nonpayment of a dividend does not constitute voting stock.

Notwithstanding the foregoing, this covenant shall not limit or restrict:

•

any dispositions made by us or any principal subsidiary bank (a) acting in a fiduciary capacity for any person other than us or any principal subsidiary bank or (b) to us or any of our wholly-owned subsidiaries;

•

our ability to consolidate with or merge into or sell, assign, transfer, lease or otherwise convey all or substantially all of our properties and assets to any person in accordance with the covenant described under “—Consolidation, Merger and Sale of Assets”; or

•

the merger or consolidation of a principal subsidiary bank (a) with and into another principal subsidiary bank or another of our subsidiaries or (b) another domestic banking institution, if after the merger or consolidation (i) we own at least 80% of the voting stock of the resulting banking institution and (ii) no default or Event of Default (as hereinafter defined) under the Indenture has occurred and is continuing.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation or entity;

•

the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (a) such transaction is made for fair market value as determined by our board of directors or the board of directors of the subsidiary disposing of such voting stock or securities and (b) after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

any principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Consolidation, Merger and Sale of Assets

Under the Indenture, we may consolidate with or merge into any other corporation, association, company or business trust (“corporation”) or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of any of the notes, provided that:

(a)	the corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety (the “successor”) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(b)

the successor expressly assumes, by an indenture supplemental to the Indenture, our obligation for the due and punctual payment of the principal, premium, if any, and interest, if any, on all of the Debt Securities under the Indenture and the performance of every covenant of the Indenture on our part to be performed or observed;

(c)

after giving effect to the transaction, and treating any indebtedness that becomes an obligation of the successor as a result of such transaction as having been incurred by the successor at the time of such transaction, no Default under the Indenture, and no event that, after notice or lapse of time, or both, would become an Event of Default or a Default, as the case may be, shall have happened and be continuing; and

(d)	certain other conditions are met.

Modification and Waiver

Without the consent of any holders of any notes, we and the Trustee may amend or supplement the Indenture or the notes:

(a)	to evidence the succession of a successor of our obligations under the Indenture and the outstanding notes;

(b)

to add to our covenants for the benefit of the holders of all or any series of the notes under the Indenture, surrender any right or power we have under the Indenture or provide for guarantees of any series of the notes;

(c)	to add any additional Defaults or Events of Default;

(d)	to change or eliminate any restrictions on the payment of principal of (or premium, if any, on) the notes, provided it does not materially adversely affect the interests of any holder of the notes;

(e)	to change anything that does not does not materially adversely affect the interests of any holder of the notes;

(f)	to cure, correct or supplement any ambiguity, defect or inconsistency in the Indenture;

(g)	to conform the terms of the notes or the Indenture with the description set forth in this prospectus supplement; and

(h)	to effect certain other limited purposes described in the Indenture.

The Indenture provides that we and the Trustee may modify or amend the Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding notes; provided that any modification or amendment may not, without the consent of the holder of each outstanding note affected thereby:

(a)	change the stated maturity of the principal of, or any installment of principal of or interest on, any note;

(b)	reduce the principal amount of, or rate or amount of interest, if any, on, or any premium payable upon the redemption, of any note;

(c)	reduce the amount of principal of any discount security that would be due and payable upon a declaration of acceleration of the maturity thereof, or the amount provable in bankruptcy;

(d)	adversely affect any right of repayment at the option of any holder of any note;

(e)	change the place or currency of payment of principal of, or any premium or interest on, any note;

(f)

impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date);

(g)

reduce the percentage of principal amount of outstanding notes of any series, the consent of whose holders is required for modification or amendment of the Indenture, or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults and their consequences; or

(h)

modify certain provisions of the Indenture relating to amendments of the Indenture requiring the consent of holders and waiver of past defaults or covenants, except to increase the percentage of holders required to consent to amendment or modification thereof or to provide that certain other Indenture provisions cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of notes, waive, insofar as the notes are concerned, compliance by us with certain terms, conditions and provisions of the Indenture. The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of notes, waive any past default under the Indenture with respect to the notes and its consequences, except that a default in the payment of principal or premium, if any, or interest, if any, or in respect of a covenant or provision which under the Indenture or applicable supplemental indenture cannot be modified or amended without the consent of the holder of each outstanding note.

The Indenture further provides that, in determining whether the holders of the requisite principal amount of notes outstanding have performed any act under the Indenture, notes owned by the Company or any other obligor upon the notes or any affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such act, only notes that the Trustee knows to be so owned shall be so disregarded.

Defeasance and Covenant Defeasance

The Indenture provides that we may elect:

(a)

to defease and be discharged from our obligations with respect to the notes (except the obligations to register the transfer or exchange of the notes; to replace temporary or mutilated, destroyed, lost or stolen notes; to maintain an office or agency in respect of the notes; and to hold moneys for payment in trust) (“defeasance”); or

(b)

to be released from our obligations with respect to the notes under the provisions described under “—Restriction on Disposition of Voting Stock of Certain Subsidiaries” and “—Consolidation, Merger and Sale of Assets” above or, if provided pursuant to a supplemental indenture, our obligations with respect to any other restrictive covenant, and any omission to comply with these obligations will not constitute a default or an Event of Default under the Indenture with respect to the notes (“covenant defeasance”);

in either case by:

•

depositing irrevocably with the Trustee as trust funds in trust (i) money in an amount, or (ii) U.S. Government Obligations (as defined in the Indenture) in an amount which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one business day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), in any such case sufficient to pay the principal of and premium, if any, and interest, if any, on the notes on the dates such installments of interest or principal and premium applicable to the notes are due; and

•	satisfying certain other conditions precedent specified in the Indenture.

Any defeasance or covenant defeasance of the notes is conditioned among other things upon our delivery of an opinion of legal counsel that the beneficial owners of such notes will have no U.S. federal income tax consequences as a result of the deposit and termination and an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been met.

If we exercise our covenant defeasance option with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than with respect to a covenant as to which there has been covenant defeasance as described above, the money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at their stated maturity but may not be sufficient to pay amounts due on the notes at the time of acceleration relating to the Event of Default. However, we would remain liable to make payment of the amounts due at the time of acceleration.

We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

Reports and Other Information

We covenant to file with, or make available to, the Trustee, within 15 days after we are required to file the same with the Commission, copies of the annual reports and of the information, documents, and other reports that we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or pursuant to Section 314 of the Trust Indenture Act of 1939; provided that any document publicly available on the Commission’s Electronic Data Gathering, Analysis and Retrieval system shall satisfy the requirements hereof if we provide the Trustee with written notice when any such document is filed.

Events of Default; Notice and Waiver

An “Event of Default” with respect to the notes will be defined in the Indenture as being:

(i) failure to pay principal of or premium, if any, on the notes at maturity, continued for seven days;

(ii) failure to pay any interest, if any, on the notes when due and payable, continued for 30 days;

(iii) failure to perform any of our covenants in the Indenture (other than a covenant whose performance is specifically dealt with elsewhere in the Indenture, or a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than the notes), which failure continues for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes as provided in the Indenture; and

(iv) certain events in bankruptcy, receivership or insolvency involving us or any principal subsidiary bank, as applicable.

If an Event of Default with respect to the notes occurs and is continuing, either the Trustee by written notice to us or the holders of at least 25% of the aggregate principal amount of the outstanding notes by written notice to us (with a copy to the Trustee) may declare the principal of all the notes and accrued and unpaid interest, if any, thereon, to be due and payable immediately. Notwithstanding the foregoing, if an Event of Default with respect to the notes occurs as a result of bankruptcy, receivership, insolvency or reorganization involving us, the principal of all outstanding notes and any interest accrued thereon shall become due and payable immediately without any further action on the part of the Trustee or the holders of that series of the notes.

The application of the foregoing paragraph and any other rights under the Indenture would, in the event of bankruptcy or insolvency involving us, be subject to applicable bankruptcy law (including, for example, the automatic stay imposed under U.S. federal bankruptcy law) and to the broad equity powers of a federal bankruptcy court, including, among other things, a determination by a court of the nature and status of the payment of claims in respect of the notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration but only if all Events of Default have been remedied, or, if permitted, waived, and if certain other conditions have been satisfied.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes unless the same holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee, in its reasonable discretion, against the costs, expenses and liabilities which may be incurred. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the notes.

We are required to annually furnish to the Trustee an officers’ certificate as to the performance and observance by us of certain of the terms, provisions and conditions under the Indenture and as to the absence of default.

Regarding the Trustee

The Bank of New York Mellon, the Trustee under the Indenture, has a designated corporate trust office at 240 Greenwich Street, New York, New York 10286. We and our banking subsidiaries maintain banking relationships with the Trustee.

Replacement Notes

If a note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office of the Trustee in the City and State of New York upon payment by the holder of expenses that we and the Trustee may incur in connection therewith and the furnishing of evidence and indemnity as we and the Trustee may require. Mutilated notes must be surrendered before new notes will be issued.

Notices

Any notice required to be given to a holder of a note will be mailed to the last address of the holder set forth in the applicable security register, and any notice so mailed shall be deemed to have been received by the holder, whether or not the holder actually receives the notice.

Except as otherwise specified herein, so long as any notes are registered in the name of Cede & Co., as nominee for DTC, or another depositary and subject to any listing requirements, notices, reports and other information that are required to be sent to the holders of such notes may be given by delivery of the relevant notice to DTC for communication by DTC to entitled participants and account holders of such clearing systems.

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York.

Depositary

Upon issuance, the notes will be represented by fully registered global notes (“global notes”). Each such global note will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co. (the depositary’s partnership nominee). See “Book-Entry; Delivery and Form.”

BOOK-ENTRY; DELIVERY AND FORM

Global notes

We will issue the notes in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of the Company, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Direct Participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the

Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. References in this prospectus supplement to “holders” mean the registered holders of a note, on the books that we or the Trustee mean for this purpose, and not those who own beneficial interests in the notes through DTC or another depositary. Only the registered holders will have rights under the Indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a Direct or Indirect Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit Direct Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC. We also expect that payments by Participants to owners of beneficial interests in the global note held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in the names of nominees for such owners. The Participants will be responsible for those payments.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificated notes

We will issue certificated notes (in fully registered form) to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC (or any successor depositary) notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or of becoming aware that DTC (or any successor depositary) is no longer so registered;

•	an Event of Default has occurred and is continuing, and DTC (or any successor depositary) requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect DTC participant in identifying the beneficial owners of the notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of accounting;

•	holding notes as part of a “straddle” or integrated transaction;

•	holding notes that are a hedge or that are hedged against interest rate risks;

•	a person that purchases or sells notes as part of a wash sale for tax purposes;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity; or

•	a partnership for U.S. federal income tax purposes.

If you are an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of the notes and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Interest on the notes will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued with no more than de minimis original issue discount (“OID”) for U.S. federal income tax purposes. While a U.S. Holder is generally not required to include de minimis OID in income prior to the sale or maturity of the notes, U.S. Holders that maintain certain types of financial statements and that are subject to the accrual method of tax accounting may be required to include de minimis OID on the notes in income no later than the time upon which they include such amounts in income on their financial statements. U.S. Holders that maintain financial statements should consult their tax advisors regarding the tax consequences to them of this requirement.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of the notes, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in the notes will equal the cost of the notes. For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as interest and will be subject to the treatment described under “Payments of Interest” above.

Gain or loss realized on the sale or other taxable disposition of notes will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the notes have been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of notes and are:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are or become a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of the notes.

Payments on the Notes

Subject to the discussion below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” payments of principal and interest on the notes will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•

you submit to the withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E, or an acceptable substitute form, upon which you certify, under penalties of perjury, that you are not a U.S. person; and

•	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

Special rules regarding the certification procedures described above apply in the case of a Non-U.S. Holder that holds the notes through nominees or intermediaries.

If you cannot satisfy one of the first three requirements described above and payments of interest on the notes are not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States, as described below, those payments will be subject to withholding tax at a rate of 30%, or the lower rate specified by an applicable treaty.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless:

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist or

•

the gain is effectively connected with your conduct of a trade or business in the United States, as described below, although any amounts attributable to accrued interest will generally be treated as interest, as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on the notes is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed on that income in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of interest that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts (“IRAs”), Keogh plans for self-employed individuals and any other plans that are subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans, unless a statutory or administrative exemption applies. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we, an underwriter, or any other party involved with this offering (or their respective affiliates) is or becomes a Party in Interest with respect to a Plan, the purchase, holding and subsequent disposition of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below). A nonexempt prohibited transaction must be unwound and Parties in Interest and Plan fiduciaries may be subject to fines and tax penalties. In addition, an IRA that engages in a nonexempt prohibited transaction could lose its tax status under the circumstances described in Section 408(e) of the Code.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding and subsequent disposition of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither Citizens, the underwriters nor any of their affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan or any person investing “plan assets” of any Plan (within the meaning of U.S. Department of Labor regulation Section 2510.3-101 as modified by ERISA Section 3(42)) unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase, holding and subsequent disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase, holding and subsequent disposition of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase, holding and subsequent disposition of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA

Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that such purchase, holding and subsequent disposition is not and will not be prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition, holding and subsequent disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Each fiduciary of a Plan or Non-ERISA Arrangement that purchases and holds the notes has exclusive responsibility for ensuring that such purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. Neither Citizens, the underwriters nor any of their affiliates are undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition or holding of the notes. The sale of any notes to any Plan or Non-ERISA Arrangement is in no respect a representation by us, the underwriters, or any of our respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Capital Inc., Citizens Capital Markets, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and each of the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
Citizens Capital Markets, Inc.	$
Credit Suisse Securities (USA) LLC	$
J.P. Morgan Securities LLC	$
Mizuho Securities USA LLC	$

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discount and Concessions

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, the concession or any other term of the offering may be changed.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or to have the notes quoted on a quotation system. Some or all of the underwriters have advised us that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. There is currently no secondary market for the notes and we cannot assure you that one will develop. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all. See “Risk Factors—Risks Related to the Notes—There may not be any trading market for the notes.”

No Sales of Similar Securities

We have agreed that we will not, for the period from the date of this prospectus supplement through and including the closing date, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delivery of the Notes

We expect that delivery of the notes will be made against payment therefor on or about                 , 2019, which will be the                business day after the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing after such date will be required, by virtue of the fact that the notes will settle in                business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

No notes which are the subject of the offering contemplated by this prospectus supplement may be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Directive; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus is being distributed only to, and is directed only at qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are, (i) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus as “relevant persons.” Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons only.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, notes, debentures and amounts of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Conflicts of Interest

Because Citizens Capital Markets Inc., an underwriter for this offering, is our wholly-owned subsidiary, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens Capital Markets, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

EXPERTS

The financial statements incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes offered hereby. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, or the “NYSE.” For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 21, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019; and

•	Current Reports on Form 8-K filed on January 22, 2019, January 29, 2019, April 26, 2019, June 21, 2019, and July 22, 2019.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Citizens Financial Group, Inc.

600 Washington Blvd.

Stamford, CT 06901

Attn: Corporate Secretary

Telephone: (401) 456-7000

E-mail: CFGinvestorrelations@citizensbank.com

We have also filed a registration statement (No. 333-227792) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the notes. The registration statement may contain additional information that may be important to you.

Our reports and documents incorporated by reference into this prospectus supplement may also be found in the “Investor Relations” section of our website at http://www.citizensbank.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling security holders may be identified in supplements to this prospectus and may offer and sell these securities from time to time.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any related free writing prospectus, and any documents incorporated by reference herein and therein, carefully before you invest.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CFG.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See “Risk Factors” on page 5 of this prospectus and any additional risk factors included in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to purchase these securities.

The securities offered by this prospectus and any supplement will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 11, 2018

We have not authorized anyone to provide any information other than the information contained in this prospectus or any prospectus supplement including the information incorporated by reference, or in any free writing prospectus prepared by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than the date of the applicable document dates. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated in this prospectus or the context otherwise requires, the terms “CFG,”, “Citizens”, “we,” “us,” and “our” refer to Citizens Financial Group, Inc. together with its consolidated subsidiaries.

CITIZENS FINANCIAL GROUP, INC.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $155.4 billion in assets as of June 30, 2018. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. We help our customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. We operate in two segments: Consumer Banking and Commercial Banking. In Consumer Banking, we provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, we offer corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products and asset finance.

Our principal executive offices are located at One Citizens Plaza in Providence, Rhode Island, and our telephone number is (401) 456-7000.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or any selling security holders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling security holders to be named in a prospectus supplement may offer. Each time we or any selling security holders to be named in a prospectus supplement sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us may also be found in the “Investors Relations” section of our website at http://www.citizensbank.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and the information on, or accessible through, our website do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)

Annual Report on Form 10-K for the year ended December 31, 2017, filed on February  22, 2018, as amended by Amendment No. 1 to Form 10-K, filed on March 1, 2018, including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A for the 2018 Annual Meeting of Shareholders, filed on March 9, 2018;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed on May 9, 2018 and August 6, 2018, respectively;

(c)	Current Reports on Form 8-K filed April 27, 2018, May 24, 2018, June 8, 2018, June 21, 2018 and September 27, 2018; and

(d)	Registration Statement on Form 8-A, relating to our common stock, filed on September 19, 2014.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, Rhode Island 02903

Attn: Investor Relations

Tel.: (401) 456-7000

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•

Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•

Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as required by law.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2017, as amended by Amendment No. 1 to Form 10-K, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us in the manner and for the purposes set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred dividends for the periods indicated.

	Six Months Ended June 30,	Year Ended December 31,
	2018	2017	2016	2015	2014	2013(2)
Ratio of Earnings to Fixed Charges(1)	2.9	3.4	3.7	3.5	4.0	(5.9)
Ratio of Earnings to Fixed Charges and Preferred Dividends(1)	2.9	3.3	3.7	3.5	4.0	(5.9)

(1)

For purposes of calculating the ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends, earnings consist of earnings before income taxes but do not include dividends on preferred securities, whether or not paid, or income (loss) on discontinued operations. Fixed charges consist of interest cost, including interest on deposits, interest on discontinued operations, and that portion of rent expense estimated to be representative of the interest factor.

(2)	The deficiency for this period was $3,468 million due in part to a goodwill impairment charge of $4,435 million ($4,080 million after tax).

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, copies of which were filed with the SEC as exhibits to our periodic reports, and applicable law.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $25.00 per share. Shares of capital stock may be issued in certificated or uncertificated form.

Common Stock

Common stock outstanding. As of September 30, 2018, there were 474,120,616 shares of common stock outstanding which were held of record by two stockholders of record (including Cede & Co.). This stockholder figure does not include what we estimate to be a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

As of September 30, 2018, there were 550,000 shares of our preferred stock outstanding, which consisted of 250,000 shares of our Series A Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock and 300,000 shares of our Series B Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, each with a liquidation preference $1,000 per share.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Election and Removal of Directors. The number of directors that will constitute the Board will be fixed from time to time by resolution of our Board, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of certain events involving the non-payment of dividends. Our Board currently has 12 members.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed, with or without cause, by an affirmative vote of holders of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office or by the sole director remaining in office.

Limits on Written Consents. Our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholder action, other than actions by the holders of one or more classes of Preferred Stock, can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Stockholder Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our Board, our chief executive officer or the Board, pursuant to a resolution adopted by a majority of our Board. Stockholders are not permitted to call a special meeting or to require our Board to call a special meeting.

Super-Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to voting rights, the structure and authority of the Board, meetings of stockholders, indemnification of directors and officers, amendment of our amended and restated certificate of incorporation and amended and restated bylaws, and certain other provisions. This requirement of a super-majority vote to approve amendments to our amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of our stockholders to effectively exercise veto power over any such amendments.

Other Limitations on Stockholder Actions. Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our amended and restated bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must generally deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	a description of all agreements, arrangements and understandings between the stockholder and any other person (including the names of such persons) in connection with the proposal.

To be timely, a stockholder must generally deliver notice to the corporate secretary:

•

in connection with an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business (A) no earlier than 120 days prior to the annual meeting and (B) no later than 70 days prior to the date of the meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•

in connection with the election of a director at a special meeting of stockholders, (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made.

In order to submit a nomination for our Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information.

A stockholder may also submit a nomination for our Board or the proposal of other business by submitting a proposal to us in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the meeting of stockholders.

If a stockholder fails to follow the required procedures, the stockholder’s proposal or nomination will be ineligible and will not be voted on by our stockholders.

Dissenters’ Rights of Appraisal and Payment

Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Forum Selection

Pursuant to our amended and restated certificate of incorporation, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Listing

Our common stock is listed on the NYSE under the symbol “CFG.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock and Preferred Stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include, as applicable, dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The applicable prospectus supplement will identify the depositary, describe the specific terms of any depositary shares and the material terms of the related deposit agreement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of CFG. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued under pursuant to a senior debt indenture, dated October 28, 2015 (as amended or supplement from time to time), between us and The Bank of New York

Mellon, as senior debt trustee, or pursuant to one or more separate senior indentures between us and a designated trustee. The subordinated debt securities will be issued pursuant to a subordinated indenture dated September 28, 2012 (as amended and supplemented from time to time) between us and The Bank of New York Mellon, as subordinated debt trustee, or pursuant to one or more other separate subordinated indentures between us and a designated trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, depositary shares, shares of common stock or any combination of such securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and/or the selling security holders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling security holder to resell common stock or other securities, information with respect to the selling security holder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

If we and/or the selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling security holders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling security holders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling security holders, if applicable, to indemnification by us and/or the selling security holders, if applicable, against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE under the symbol “CFG,” and certain series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Conflicts of Interest

Citizens Capital Markets, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), is a wholly-owned subsidiary of Citizens Financial Group, Inc. and is therefore deemed to have a “conflict of interest” under Rule 5121 of FINRA. Any offering made by means of this prospectus in which Citizens Capital Markets, Inc. participates will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, Citizens Capital Markets, Inc. will not make sales in any such offering to any discretionary account without the prior written approval of the customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sullivan & Cromwell LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31,2017 and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Citizens Financial Group, Inc.

    % Senior Notes Due

Joint Book-Running Managers

Barclays	Citizens Capital Markets	Credit Suisse	J.P. Morgan	Mizuho Securities